Exhibit 99.1

PRESS RELEASE

Splunk Appoints Brian Roberts as Chief Financial Officer

SAN FRANCISCO, January 23, 2023 – Splunk Inc. (NASDAQ: SPLK), the data platform leader for security and observability, today announced Brian Roberts has been appointed as the Company’s chief financial officer (CFO), effective immediately. Roberts will report to Splunk CEO, Gary Steele.

Roberts brings 30 years of financial expertise, including at some of the most recognized brands in the technology and consumer industries such as Lyft, Microsoft and Walmart. Throughout his career, Roberts has been at the forefront of innovation, helping lead financial operations and corporate development strategies for high-growth companies in the software, ecommerce, ridesharing and blockchain sectors.

“Brian is a highly experienced and well-regarded technology CFO with a track record of accelerating growth, leading high-performing teams and driving operational excellence,” said Gary Steele, Chief Executive Officer of Splunk. “We are pleased to welcome Brian to the team and look forward to his financial and operational leadership as we steer Splunk through our next chapter, balancing long-term durable growth and profitability.”

“I have spent my career seeking out organizations with a strong community, values-driven leadership team and an ambition to deliver powerful innovation—and Splunk is the perfect fit,” said Roberts. “Splunk has built an unparalleled platform that enables organizations to increase their digital resiliency, and I’m confident that we are well positioned to capitalize on our enormous opportunity to drive strong financial performance. I’m thrilled to return to my software roots and contribute to Splunk’s next chapter.”

Roberts served as CFO for Ozone Networks, Inc. (d/b/a OpenSea) from 2021 to 2022 as well as CFO of Lyft, Inc. from 2014 to 2021. While at Lyft, he helped manage the organization through an over 70-fold increase in annual revenue. From 2011 to 2014, Roberts served as Senior Vice President, Business Development and Strategy at Walmart Global eCommerce. Prior to Walmart, he served as Senior Managing Director at Evercore Inc. and led the corporate development organizations at Microsoft Corporation and Inktomi Corporation. Roberts holds a B.A. from the University of California, Berkeley and an M.B.A. from Harvard Business School.

About Splunk Inc.

Splunk Inc. (NASDAQ: SPLK) helps organizations around the world turn data into doing. Splunk technology is designed to investigate, monitor, analyze and act on data at any scale.

Splunk, Splunk>, Data-to-Everything and Turn Data Into Doing are trademarks and registered trademarks of Splunk Inc. in the United States and other countries. All other brand names, product names, or trademarks belong to their respective owners. © 2023 Splunk Inc. All rights reserved.

For more information, please contact:

Media Contact

Mara Mort

Splunk Inc.

press@splunk.com

Investor Contact

Ken Tinsley

Splunk Inc.

ir@splunk.com